Exhibit 99.1

For Investors:	For Media:
Mike Burshtine	Courtney Harris
Senior Vice President and CFO	Feinstein Kean Healthcare
OMRIX Biopharmaceuticals, Inc.	617-761-6744
212-887-6500	courtney.harris@fkhealth.com
mike.burshtine@omrix.com
OMRIX Biopharmaceuticals Reports First Quarter 2006 Results
New York, NY, May 10, 2006 — OMRIX Biopharmaceuticals Inc. (NASDAQ: OMRI), a commercial-stage biopharmaceutical company that develops and markets biosurgical and passive immunotherapy products, today reported financial and operating results for the first quarter of 2006. Today’s announcement represents OMRIX’s first financial report since it became a public company on April 21, 2006, raising approximately $40 million, including the exercise of the over-allotment option, or about $35 million, net of commissions and expenses.
Total revenues for the Company rose 92%, to $11.3 million, in the first quarter of 2006 compared to the first quarter of 2005, when revenues totaled $5.9 million. Product revenues rose in both of the Company’s product lines with an increase of 94% over the same quarter in 2005 from $5.2 million to $10.2 million.
The first quarter results are attributable to increases in both unit sales and pricing, and build on performance leading into the fourth quarter of 2005, when the Company first achieved operational profitability.
Gross profits for the quarter were $5.2 million, compared to $742,000 in the same period in 2005. The Company generated an operating profit of $3.0 million, in the first quarter of 2006, versus an operating loss of $867,000 in the first quarter of 2005. The net income reported for the first quarter of 2006 was $3.2 million, or $0.30 per share, versus a loss of $23.8 million or $1.80 per share in the first quarter of 2005.
As of March 31, 2006 the Company had 10,932,743 shares of common stock outstanding. Taking into account the IPO and the exercise of the over-allotment option, the number of the Company’s outstanding shares of common stock increased to 14,835,868.
Mr. Robert Taub, President and CEO of OMRIX, stated, “We are very pleased at the level of growth and profitability in the first quarter, and the opportunities it affords us to continue our growth. Today we have strong revenues from our marketed biosurgical and immunotherapy products, a developing portfolio of biosurgical hemostats, established partnerships, a deep and diversified pipeline of product candidates and strong IP in some very exciting growth areas on both sides of our business.”

OMRIX currently manufactures and develops products in two areas: biosurgery and passive immunotherapy. The platforms supporting these areas share Omrix’s proprietary protein purification technology, manufacturing know-how and raw materials — thus enabling the Company to effectively and efficiently cross-utilize development and manufacturing resources.
In its biosurgical product line, OMRIX is partnered with Ethicon, a Johnson and Johnson company, and currently markets Crosseal™/Quixil™ in the U.S. and EU respectively. Crosseal and Quixil are fibrin sealant products used as an adjunct to hemostasis in surgical procedures. The Company also has a robust biosurgery product pipeline, including a second generation fibrin sealant and a thrombin product. In addition, the Company is developing an advanced hemostat — the biological hemostatic dressing, or BHD. These development projects are financed by Ethicon.
OMRIX also develops, manufactures and markets passive immunotherapy products, focusing on hyperimmune globulins for infectious diseases and emerging viral threats. Currently, there are three commercial-stage products in this product line: VIG, or vaccinia immunoglobulin; HBIG, or hepatitis B immunoglobulin and IVIG, or intravenous immunoglobulin. Additionally, OMRIX is developing two pipeline immunotherapy products, one for the treatment of West Nile virus, West Nile virus immunoglobulin, or WNIG, as well as a small volume, high-titer vaccinia immunoglobulin, or HT-VIG, to be used as an effective countermeasure to smallpox and the side effects of the smallpox vaccination.
Expected 2006 Milestones
Biosurgical product line:
•	BHD, for the management of brisk bleeding and for use on active bleeding sites: Phase I/II results.

•	Second generation fibrin sealant, a Crosseal/Quixil product line extension: filing of Phase III results for indication expansion.

•	Thrombin for general hemostasis use: Phase III results and regulatory filing.
Passive immunotherapy product line:
•	WNIG, for the treatment of West Nile fever: continuation of clinical testing.

•	HT-VIG: pre-clinical trials completion.
Additional Financial Information
Research and development expenses for the first quarter of 2006 were $691,000 compared to $557,000 in the first quarter of 2005. Selling general and administrative expenses rose to $1.5 million in the first quarter of 2006 compared to $1.1 million in the first quarter of 2005. The increase in selling, general and administrative expenses was mainly due to rent, accounting and legal costs incurred in 2006.

Conference Call Information
OMRIX will host a conference call to discuss these results today, Wednesday, May 10, 2006, at 5:00 p.m. Eastern time. The U.S./Canada call-in number is 800-822-4794, and the international call-in number is 913-981-4912. An audio replay will be available for U.S./Canada callers at 888-203-1112, conference code 8940354, and for international callers at 719-457-0820, conference code 8940354.
The conference call will also be broadcast live on the Internet. The live webcast can be accessed through OMRIX’s website at: www.omrix.com. Please go to the Company’s website approximately 10 minutes prior to the scheduled start time to register.
An archived version of the webcast will be available at the same Internet address through May 17, 2006. The audio replay will also be available through May 17, 2006. The press release will be available on the Company’s website at: www.omrix.com.
About OMRIX Biopharmaceuticals, Inc.
OMRIX, a commercial-stage Company, develops and markets innovative biosurgical and passive immunotherapy products, utilizing its proprietary protein purification technology and manufacturing know-how. OMRIX commercializes its range of biosurgical hemostats through a partnership with Ethicon, Inc., a Johnson and Johnson company. Also through this partnership, OMRIX is developing highly-innovative surgical products that combine biologics with a surgical device to address unmet medical needs. Omrix’s business strategy includes proprietary product development and, where appropriate, partnering with companies whose development and/or commercial capabilities complement OMRIX’s own areas of expertise. For more information, please visit: www.omrix.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” in the Company’s Prospectus as filed with the Securities and Exchange Commission on April 21, 2006. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this press release.
Unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports the Company will file from time to time with the Securities and Exchange Commission after the date of this press release.

Omrix Biopharmaceuticals, Inc.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars, in thousands)

	December 31,	March 31,
	2005	2006
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,494	$2,662
Trade receivables, net of allowance for doubtful accounts of $22 and $28 at December 31, 2005 and March 31, 2006, respectively	5,344	8,116
Prepaid expenses and other current assets	2,200	3,022
Inventory	6,793	11,243

Total current assets	20,831	25,043

Long-term receivables	404	402

Property, plant and equipment, net	4,352	4,327

Deferred charges and other assets	703	675

Total assets	$26,290	$30,447

Omrix Biopharmaceuticals, Inc.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars, in thousands)

	December 31,	March 31,
	2005	2006
		(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Short-term credit from banks and current maturities of long-term loans	$5,079	$5,064
Accounts payable and accruals:
Trade	6,589	8,387
Other	5,685	5,842

Total current liabilities	17,353	19,293

Long-term liabilities:
Long-term loans, net of current maturities	3,878	3,190
Convertible promissory notes	2,148	2,200
Deferred revenues	7,526	7,246
Other long-term liabilities	948	973

Total long-term liabilities	14,500	13,609

Total liabilities	31,853	32,902

Commitments and contingent liabilities
Stockholders’ deficiency:
Common stock of $0.01 par value—
Authorized: 14,545,454 and 43,636,364 shares at December 31, 2005 and March 31, 2006, respectively; Issued: 10,885,996 and 10,939,868 shares at December 31, 2005 and March 31, 2006, respectively; Outstanding: 10,878,871 and 10,932,743 shares at December 31, 2005 and March 31, 2006, respectively;	109	109
Preferred stock of $0.01 par value— Authorized: 909,090 and 7,272,727 shares at December 31, 2005 and March 31, 2006, respectively; Issued and outstanding: None at December 31, 2005 and March 31, 2006;	—	—
Additional paid-in capital	87,314	87,693
Deferred stock-based compensation	(104)	(97)
Treasury stock, at cost (7,125 shares at December 31, 2005 and March 31, 2006)	(44)	(44)
Accumulated other comprehensive loss	(766)	(1,278)
Accumulated deficit	(92,072)	(88,838)

Total stockholders’ deficiency	(5,563)	(2,455)

Total liabilities and stockholders’ deficiency	$26,290	$30,447

Omrix Biopharmaceuticals, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. dollars, in thousands, except share and per share data)

	Three months ended March 31,
	2005	2006
Revenues:
Product sales	$5,230	$10,158
Development services and grants	671	1,144

Total revenues	5,901	11,302

Cost of revenues:
Product sales	4,573	5,359
Development services and grants	586	789

Total cost of revenues	5,159	6,148

Gross profit	742	5,154
Research and development, clinical and regulatory expenses, net	557	691
Selling, marketing, general and administrative expenses	1,052	1,511

Operating income (loss)	(867)	2,952
Financial income (expenses), net	(22,950)	282

Net income (loss)	$(23,817)	$3,234

Accrued dividend and induced conversion of Preferred stock and warrants	6,491	—

Net income (loss) for common stockholders	$(17,326)	$3,234

Net income (loss) per share—
Basic net income (loss) per share of common stock	$(1.80)	$0.30

Diluted net income (loss) per share of common stock	$(2.27)	$0.29

Weighted average number of shares of common stock outstanding during the period used to compute basic net income (loss) per share	9,637,655	10,882,462

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income (loss) per share	9,700,595	11,167,446

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